Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2015, with respect to the consolidated financial statements and schedule included in the Annual Report of Mattersight Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mattersight Corporation on Forms S-3 (File Nos. 333-180153 effective May 18, 2012, 333-193146 effective February 6, 2014, and 333-198091 effective August 25, 2014) and Forms S-8 (File Nos. 333-96473 effective February 9, 2000, 333-30374 effective February 14, 2000, 333-68540 effective August 28, 2001, 333-101031 effective November 6, 2002, 333-143114 effective May 21, 2007, 333-150671 effective May 6, 2008, 333-172187 effective February 11, 2011, and 333-194543 effective March 13, 2014).

/s/ Grant Thornton LLP

Chicago, Illinois

March 12, 2015